Exhibit 5.1

Law Office of Mary Shea

1701 Broadway, #334

Vancouver, WA 98663

541-450-9943

 360-32-821

December 5, 2019

Kid Castle Educational Corporation.

370 Amapola Ave., Suite 200A

Torrance, CA 90501

Re:	Registration on Form S-8 for Kid Castle Educational Corporation 2019 Incentive Compensation Plan and certain Sign On Bonus Agreement with Frank I Igwealor

Ladies and Gentlemen:

On or about the date hereof, Kid Castle Educational Corporation, a Delaware corporation (the “Company”), transmitted for filing with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act").  The Registration Statement relates to the issuance, offering and/or sale by the Company of up to 20,000,000 shares (the "Shares") of common stock, par value $0.001 per share, of the Company, from time to time, pursuant to compensation related stock and options agreements, including that certain Sign On Bonus Agreement, dated as of October 24, 2019 (the “SignOn”) by the Company in favor of Frank I Igwealor.

As a basis for rendering the opinion contained herein, we have examined the following documents: (i) the Registration Statement, (ii) the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, (iii) the Plan, and (iv) certain resolutions adopted by the Board of Directors of the Company.  We have also examined the proceedings taken by the Company in connection with the award of the SignOn and the authorization of the issuance of the Shares pursuant to the SignOn, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinions rendered below, we have assumed that in connection with the issuance of the Shares pursuant to the SignOn, the Company will receive, in each such issuance, consideration for each such Share in an amount and by a method as set forth in the SignOn.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of all documents submitted to us. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the documents submitted to us.

Based upon the foregoing examination, and subject to the qualifications set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the SignOn, will be validly issued, fully paid and non-assessable.

The opinions expressed above are limited to the federal laws of the United States of America and reported judicial decisions interpreting these laws as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mary Shea, Esq.

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Law Office of Mary Shea, #34913